 Exhibit 99.8(h)(i)

FIRST AMENDMENT TO

PARTICIPATION AGREEMENT

This First Amendment to Participation Agreement (“Amendment”), effective March 1, 2012 is entered into by and among Legg Mason Investor Services, LLC, (the “Distributor”), Legg Mason Partners Variable Equity Trust (the “Fund”), Legg Mason Partners Fund Advisor, LLC (the “Advisor”) and Protective Life and Annuity Insurance Company (the “Company”), collectively (the “Parties”).

WHEREAS, the Parties entered into a Participation Agreement dated November 1, 2009 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement;

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the “Contracts”) to be offered by insurance companies that have entered into participation agreements with the Fund, the Advisor and the Distributor;

WHEREAS, the Parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the Parties agree as follows:

1.   Schedule B of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule B of the Agreement.

2.            The Parties represent and warrant that they understand the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in the Parties’ home jurisdictions and in any other jurisdictions which may have a connection to the services performed by the Parties in connection with the Agreement. The Parties further represent and warrant that they will fully and faithfully comply in all material respects with the requirements of such laws, rules or regulations in connection with all activities under or in any way connected with the Agreement and such reasonable requirements that the Fund, Advisor or the Distributor may notify to Company.

3.            If Distributor’s payments to Company under Section 2.8 of the Participation Agreement dated November 1, 2009 in whole or in part are financed by a Fund in accordance with a Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, then in the event of the termination, cancellation or modification of such 12b-1 plan by a Fund’s board of directors or trustees or shareholders, Company agrees upon notification at the Distributor’s option to waive its right to receive such compensation pursuant to aforesaid Section 2.8 until such time, if ever, as Distributor receives payment.

4.            Other Terms. Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the Parties to this Amendment.

Legg Mason Investor Services, LLC		Protective Life and Annuity Insurance Company

By:	/s/ Jeremiah O’Shea	By:	/s/ Todd Thompson
Name:	Jeremiah O’Shea	Name:	Todd Thompson
Title:	Managing Director	Title:	SVP Annuity sales
Date:	4/11/14	Date:	3.26.14

Legg Mason Partners Variable Equity Trust

By:	/s/ Kenneth Fuller
Name:	Kenneth Fuller
Title:	President
Date:	4/11/14

Legg Mason Partners Fund Advisor, LLC

By:	/s/ Kenneth Fuller
Name:	Kenneth Fuller
Title:	President
Date:	4/11/14

SCHEDULE B

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Trust Name	Fund Name	Class	CUSIP
Legg Mason Partners Variable Equity Trust	ClearBridge Variable Mid Cap Core Portfolio	II	52467X856
Legg Mason Partners Variable Equity Trust	ClearBridge Variable Small Cap Growth Portfolio	II	52467M819
Legg Mason Partners Variable Equity Trust	Legg Mason BW Absolute Return Opportunities VIT	I	52471F107
Legg Mason Partners Variable Equity Trust	Legg Mason BW Absolute Return Opportunities VIT	II	52471F206
Legg Mason Partners Variable Equity Trust	Legg Mason Dynamic Multi-Strategy VIT Portfolio	I	52467M793
Legg Mason Partners Variable Equity Trust	Legg Mason Dynamic Multi-Strategy VIT Portfolio	II	52467M785